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                                                                    Exhibit 24.2

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Dennis P. McKenna, Robert Krakauer and Patricia
H. McCall, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all agreements, certificates or resolutions relating to the issuance by ChipPAC International Company Limited of $15,000,000 (in United States Dollars) of 12-3/4% Senior Subordinated Notes due 2009 (the "Additional Notes") under that Indenture (the "Indenture"), dated as of July 29, 1999, by and among ChipPAC International Limited, ChipPAC Merger Corp. and Firstar Bank, N.A. as trustee, as amended by that First Supplemental Indenture, dated as of August 5, 1999, by and among ChipPAC International Company Limited, ChipPAC, Inc. and Firstar Bank, N.A. as trustee, and as may be further amended from time to time, which Additional Notes will be guaranteed by ChipPAC Korea Company Ltd., ChipPAC Limited, ChipPAC (Barbados) Ltd., ChipPAC Luxembourg S.a.r.l. and ChipPAC Liquidity Management Hungary Limited Liability Company by the terms of that Subsidiary Guarantee Agreement, dated as of August 5, 1999, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     FURTHERMORE, the person whose signature appears below constitutes Dennis P. McKenna, Robert Krakauer and Patricia H. McCall, and each of them, his or her true and lawfully attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all registration statements and amendments thereto filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), in order to register $15,000,000 (in United States Dollars) of Exchange Notes (as defined in the Indenture) under the Securities Act, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Date:  June 11, 2001

                                           /s/ Trevor A. Carmichael
                                  ----------------------------------------------
                                  Name:   Trevor A. Carmichael
                                  Title:  Director
                                  Company:  ChipPAC (Barbados) Ltd.